Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Intermediate Holding Company LLC and

EFIH Finance Inc. Announce Extension of Expiration Date for Second Lien Settlement

DALLAS—July 7, 2014—Energy Future Intermediate Holding Company LLC (“EFIH”), a wholly-owned subsidiary of Energy Future Holdings Corp. (“EFH Corp.”), and EFIH Finance Inc. (“EFIH Finance” and together with EFIH, the “Issuer”) today announced that the expiration date of its previously announced offer (the “Offer”) to purchase EFIH Second Lien Notes (as defined below) for cash as a voluntary settlement with respect to the Issuer’s obligations under the EFIH Second Lien Notes (such settlement, the “EFIH Second Lien Settlement”) has been extended to 5:00 p.m., New York City time, on July 11, 2014 (the “Expiration Date”). Other than the extension of the Expiration Date, the terms of the Offer are unchanged.

The EFIH Second Lien Settlement is open to all holders of the Issuer’s 11% Senior Secured Second Lien Notes due 2021 (the “EFIH 11% Second Lien Notes”) and 11.750% Senior Secured Second Lien Notes due 2022 (the “EFIH 11.750% Second Lien Notes” and together with the EFIH 11% Second Lien Notes, the “EFIH Second Lien Notes”). As of 5:00 p.m., New York City time, on July 3, 2014, approximately $162 million of EFIH Second Lien Notes (approximately 8% of the outstanding EFIH Second Lien Notes) had been tendered in the Offer. In addition, pursuant to the Restructuring Support and Lock-Up Agreement, dated April 28, 2014 (as amended), to which the Issuer is a party, certain holders holding, in the aggregate, approximately $760 million of EFIH Second Lien Notes (approximately 35% of the outstanding EFIH Second Lien Notes) have agreed to the EFIH Second Lien Settlement on the terms provided in such agreement.

Epiq Systems is serving as the Offer Agent and Depositary Agent, and may be contacted by telephone at (646) 282-2500 or toll free at (866) 734-9393 or by email at tabulation@epiqsystems.com (please reference “EFIH Second Lien Offer” in the subject line).

Other Information

This press release will not constitute an offer to sell, or the solicitation of an offer to buy, any EFIH Second Lien Notes or any other security. The offer to participate in the EFIH Second Lien Settlement is being made only pursuant to the offer to purchase and the related letter of transmittal. The offer to participate in the EFIH Second Lien Settlement is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Nothing in this press release will constitute or be deemed to constitute a solicitation by any party of votes to approve or reject a Chapter 11 plan of reorganization. A solicitation with respect to votes to approve or reject a Chapter 11 plan of reorganization may only be commenced once a disclosure statement that complies with section 1125 of the United States Code, 11 U.S.C. §§101 et. seq., has been approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under Item 1A, “Risk Factors” and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K (and in the corresponding sections of any subsequent Quarterly Reports on Form 10-Q) filed by each of EFH Corp., EFIH and Energy Future Competitive Holdings Company LLC and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•	our ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the bankruptcy proceedings, including with respect to the EFIH Second Lien Settlement and the issuance of convertible second lien subordinated secured DIP financing notes due 2016;

•	the effectiveness of the overall restructuring activities pursuant to the bankruptcy filing and any additional strategies we employ to address our liquidity and capital resources;

•	the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court;

•	the actions and decisions of creditors, regulators and other third parties that have an interest in the bankruptcy proceedings;

•	the duration of the bankruptcy proceedings; and

•	restrictions on us due to the terms of debtor-in-possession financing facilities and restrictions imposed by the Bankruptcy Court.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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Corporate Communications:

Allan Koenig

214-812-8080

Media.Relations@energyfutureholdings.com

Investor Relations:

Blake Holcomb

214-812-8005

Blake.Holcomb@energyfutureholdings.com

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